AmerUs Life Holdings, Inc.
Exhibit 11 - Statement Re:  Computation of Earnings Per Share

                                                                    Three Months Ended March 31,
                                        ------------------------------------------------------------------------------------------
                                                            2000                                           1999
                                        -------------------------------------------       ----------------------------------------
                                                          Number of      Per Share                       Number of   Per Share
                                        Net Income          Shares         Amount         Net Income       Shares       Amount
                                        -------------------------------------------       ----------------------------------------
 ($ in thousands, except per share data)
 Basic EPS
       Net Income                           $ 15,718         29,968       $ 0.52           $ 16,957        30,433        $ 0.56

 Effect of dilutive securities
       Options                                     -             63            -                  -            37             -
       Warrants                                    -              -            -                  -             -             -
       Stock appreciation rights                   -                           -                  -             -             -

                                        -------------------------------------------       ---------------------------------------
 Diluted EPS                                $ 15,718         30,031       $ 0.52           $ 16,957        30,470        $ 0.56
                                        ===========================================       =======================================
